EXHIBIT 99.1

AMENDMENT TO
AMENDED AND RESTATED INDENTURE

THIS AMENDMENT (this "Amendment") is being executed and delivered by and between College Loan Corporation Trust I, as issuer (the "Issuer"), and Deutsche Bank Trust Company Americas, as eligible lender trustee and indenture trustee (collectively, the "Trustee"), and is dated as of June 30, 2005 (the "Amendment"), in order to amend that certain Amended and Restated Indenture of Trust, dated as of October 1, 2003 (as previously amended and supplemented, the "Indenture"), between the Trust and the Trustee, by which the parties hereto, in consideration of the mutual promises contained in the Indenture and in this Amendment (the sufficiency, mutuality and adequacy of which are hereby acknowledged), hereby agree as follows:

1.	Notwithstanding any contrary provision set forth in the Indenture, including but not limited to Section 4.02, the Issuer may sell Financed Student Loans to College Loan Corporation with an aggregate Principal Balance of $860,761.83, for a price equal to the aggregate Principal Balance of such Financed Student Loans, plus accrued interest and Unamortized Premium (the "Purchase Price"). The Issuer will deposit the Purchase Price into the Collection Fund.

2.	Except as amended by this Amendment, the Indenture remains in full force and effect.

3.	This Amendment is being entered into pursuant to Section 8.01(j) of the Indenture.

4.	This Amendment is effective as of the date first above written.

5.	Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in this Indenture.

6.	This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

7.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment or its terms to produce or account for more than one of such counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first written above.

COLLEGE LOAN CORPORATION TRUST I

By: College Loan Corporation, as Issuer
       Administrator

By: /s/ John Falb
Name: John Falb
Title: Vice President of Capital Markets

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Eligible Lender Trustee and Indenture Trustee

By: /s/ Louis Bodi
Name: Louis Bodi
Title: Vice President